[GRAPHIC OMITTED][GRAPHIC OMITTED]                          55 University Avenue
                                                                       Suite 505
                                                                Toronto, Ontario
                                                                         M5J 2H7

                                                             Tel: (416) 364-8800
                                                             Fax: (416) 364-2424



                              EMPLOYMENT AGREEMENT

                                     between

                                 THINKPATH INC.
                                 (The Employer)

                                       and


                                 LAURIE BRADLEY
                                 (The Employee)


WHEREAS the Employer is engaged in the business of placement of full time and part time technical staff;

AND WHEREAS the Employer and the Employee have agreed to enter into an Employment Contract for their mutual benefit.

NOW THEREFORE in consideration of the mutual covenants herein contained, the parties agree as follows:

1.         DUTIES
The Employer hereby appoints the Employee to undertake the duties and exercise the powers of president of the Employer and the Employee, accepts such appointment on the terms and conditions set forth in this Agreement.

2.         TERM
The term of the Employee's employment shall be deemed to have commenced on Monday, January 29, 2001, and shall continue indefinitely, unless terminated in accordance with the provisions of this Agreement.

3.         COMPENSATION
The fixed salary of the Employee for her services shall be $200,000.00 annually, paid on a bi-weekly basis, two (2) weeks in arrears, less appropriate deductions, by direct deposit into the Employee's bank.






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The Employee shall be entitled to an annual performance bonus. This bonus shall apply retroactively to the date of the Employee's commencement of employment. The bonus shall be based on corporate and personal performance and shall be determined in accordance with an objective and on a reasonable formula to be agreed between the parties, acting reasonably. In the event that no agreement is reached by June 30, 2001, then the bonus entitlements shall be determined in good faith. Bonuses shall be paid within ninety (90) days of the Employee's twelve-month anniversary with the Employer.

 The Employee is entitled to share options in the shares of the Employer as follows:

         (a) The Employer grants and the Employee accepts an option to purchase 100,000 common shares of the Employer at a fixed price based on the share price at the close of the market on December 31, 2000. Subject to sub-paragraphs 3(3)(e) and 10(1) and (3) below, the said option is exercisable according to the following timetable:

                  One-quarter exercisable on January 29, 2002;
                  One-quarter exercisable on January 29, 2003;
                  One-quarter exercisable on January 29, 2004; and One-quarter exercisable on January 29, 2005.

                  The said option shall expire on December 31, 2010.

         (b) To the extent the Employer's common shares are converted, re-classified or in any way changed, the provisions of this Agreement shall apply to any shares or securities of the Employer or of any successor or continuing corporation and an appropriate adjustment shall be made to the number, type and price for the optioned shares.

         (c) The Employer shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications that may be necessary for the issuance of any optioned shares. The Employer represents and warrants that it has all necessary approvals to enter into this Agreement, and this share option has been approved by its Board of Directors. To the extent anything in this Agreement conflicts with the Employer's Share Option Plan, this Agreement shall prevail.

         (d) The Employer granting the Employee accepts and option to purchase 100,000 additional common shares of the Employer at a fixed price based on the share price at the close of the market on December 31, 2000. Subject to the applicable subsections, the said option is exercisable and shall vest upon any sale of the Employer or of a Change of Control as defined in subsections (12) below.



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


         (e) In the event of any sale of the Employer or of a Change of Control as defined in subsection (3) below, if the acquirer does not choose to continue employment of the Employee then all entitlements or rights pursuant to the foregoing share options shall immediately and automatically become fully vested and exercisable. The Employee shall be entitled to a success fee of 1% of the invoice price for all sales achieved by her or to her clients (as identified in Schedule 1 attached) where the invoiced amount for the sale (or series of related transactions completed for the same client within a period of less than one year) totals $1,000,000.00 or more. The success fee shall be paid quarterly. With the agreement of the Employee, the success fee may be paid in stock options.

The Employee shall receive $700.00 per month for automobile allowance. Private insurance not to exceed $300.00 per month.

The Employee shall receive a parking space at the Employer's premises, namely 55 University Avenue, Toronto, Ontario. 4. VACATION The Employee shall be entitled to four weeks paid vacation for each of the first two twelve-month periods that she is employed with the Employer, which vacation shall be taken at a time mutually agreed to between the Board of Directors of the Employer and the Employee. Thereafter, the Employee shall be entitled to five weeks paid vacation for every twelve month period during which she is employed with the Employer, which vacation shall be taken at a time mutually agreed to between the Board of Directors of the Employer and the Employee.

5.         BENEFITS
The Employee shall be entitled to participate immediately in the benefit and stock option plans provided by the Employer, subject to the terms and conditions of the said benefit and stock option plans and any reasonable change(s) made to them, which change(s) shall be at the sole discretion of the Employer (but provided that, in aggregate, the benefits are no less favourable to the Employee). To the extent the Employer adopts any new benefit plans, pensions or perquisites, the Employee shall have the right to participate on a basis equivalent to other senior employees. All eligibility provisions are waived to the extent legally permitted by the terms of the applicable plans and policies and, to the extent not permitted, the Employer undertakes to use its best efforts to amend the plans and policies in this regard. The Employer agrees to pay 50% of all premiums associated with all benefits.

6.         EXCLUSIVITY
During the term of employment, the Employee agrees to serve the Employer diligently and faithfully and agrees not to be employed or engaged in any capacity, in promoting, undertaking or carrying on any other business in competition with the Employer. The Employer acknowledges that the Employee is a Director on the Board of Digital Motive.

During the term employment the Employee shall be employed on a full time basis and it is understood that the hours of work involved may vary and be irregular depending on the nature of the tasks of any particular project in which the Employee is involved from time to time.

The Employee agrees that her duties, responsibilities, reporting relationships and the location of her employment may be changed from time to time by the Employer as it may deem appropriate, and that these changes will not effect or change any other part of this Agreement.



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7.         CONFIDENTIALITY
The Employee acknowledges that as an officer employed by the Employer and in other positions and responsibilities as she may hold from time to time, she will acquire information about certain matters which are confidential to the Employer which information is the sole and exclusive property of the Employer. The Employee also acknowledges that such information could be used to the detriment of the Employer. Accordingly, the Employee undertakes to keep all such information in the strictest confidence and agrees not to disclose it to any other person or entity either during or following her term of employment, except as may be strictly necessary to perform her duties or with the written permission of the Chief Executive Officer of the Employer or his designate.

8.         NON-COMPETITION
The Employee agrees that:

she recognises and acknowledges the competitive advantage that would be provided by and the confidential nature of all material, including but without limitation, non-public financial and business information and documents, which have been made available to her during the course of her employment by the Employer;

she confirms and agrees that, except as required by law, she will not disclose, release, remove or retain any of the information or documents made available to, or obtained by her, during the course of her employment by the Employer without the prior written consent of the Employer or unless they are publicly available without breach by the Employee;

she will not, while she is an employee of the Employer and for a period of six months thereafter, directly or indirectly, in any manner whatsoever, including individually or in partnership or any other venture with another person, moral or corporate, carry on or be engaged in or concerned with or interested in a business that is in competition with the Employer.

9.         NON-SOLICITATION
The Employee agrees that she will not, for a period of one year following the date on which this contract is terminated, whether by her or the Employer: solicit any client who has been issued an invoice for services rendered by the Employer within twelve months prior to the date of termination;

solicit any applicant or contract consultant who has been interviewed and/or registered with the Employer as of the date of termination; endeavour to entice away any client, applicant or contract consultant or employee of the Employer.



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10.        TERMINATION
This Agreement can be terminated by the Employee on giving one month's advance notice in writing to the Employer. The Employer may choose not to have the Employee work during the said one month notice period and may permit her to leave immediately. During the one month notice period, regardless of whether the Employee is working or not, she shall receive only the salary, benefits package, car allowance and the parking spot up to and including the end of the one month period, save and except if the Employee's anniversary of her employment with the Employer occurs during the one month notice period she shall also be entitled to receive her performance bonus and success fee referred to subsections 12(ii) and 12(iv) respectively, as well as the 25,000 stock options referred to in subsection 12(iii).

The Employer may terminate the employment of the Employee at any time for Just Cause without notice or compensation in lieu of notice or any other payments under this Agreement except for salary, benefits package, car allowance, vacation pay and pro-rata performance bonus and success fee referred to in subsections 12(ii) and 12(iv) respectively, up to the date of such termination.

In the event the Employee's employment is terminated by the Employer without Just Cause (including any express, implied or constructive dismissal), or in the event the Employee terminates her employment for any Good Reason, then the following provisions shall apply:

The Employer shall forthwith pay to the Employee or as she may direct, a lump sum amount as a retiring allowance equal to one times the Employee's Compensation as at the date of termination.

         A) The Employer shall continue, to the extent it may legally and in compliance with its benefits plans, all Benefits for a period of six (6) months after one (1) year, nine (9) months after two (2) years, and twelve (12) months after three (3) years at a level equivalent to that previously provided to the Employee immediately prior to the date the Employee ceased employment, PROVIDED THAT, if the Employer cannot continue any particular Benefit, then the Employer shall reimburse the Employee for all reasonable expenses incurred by her to replace such Benefit for an equivalent duration.

         B) The Employer shall pay to the Employee her performance bonus and success fee calculated pro-rata for the period up to the date of termination of employment.

         C) Notwithstanding the terms of any plan or agreement to the contrary, all entitlements or rights pursuant to any share option (including those provided pursuant to subsection 12(iii) above), share purchase, profit-sharing, bonus or incentive plan, shall immediately and automatically become fully vested and exercisable.

         D) All amounts referred to in this Agreement, including, the amounts referred to in this Section 10, constitutes a debt by the Employer to the Employee. The Employee shall not be required to mitigate damages by seeking other employment or otherwise, nor shall any amount provided for under this Agreement be reduced in any respect in the event the Employee shall secure or not reasonably pursue alternative employment following the termination of her employment with the Employer.



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


         E) The Employer's obligations to make payments provided for in this Agreement or otherwise to perform its obligations shall not be affected by any set-off, counterclaim, defence or any other right, claim or action which the Employer may have or allege to have against the Employee.

         F) For the purposes of this Agreement, the following definitions will apply:

                  A. "BENEFITS" shall include all benefit plans, policies, programs, perquisites, entitlements, club or other memberships, professional dues, allowances, funds or arrangements in which the Employee participates during his employment with the Employer or which are or become generally available from time-to-time to senior employees of the Employer (including, but not limited to, insurance, pension, executive supplements or allowances in lieu of benefits or pension, but excluding any share option, share purchase, profit-sharing, bonus or other incentive plans).

                  B. "COMPENSATION" means the Employee's annual base salary (as it may from time-to-time be adjusted) PLUS all allowances (including automobile or mileage allowances) PLUS the average of any bonuses paid or payable to the Employee during the immediately proceeding two fiscal years as at the relevant date, or, if two fiscal years have not then been completed, then an amount fixed at fifty percent (50%) of the Employee's annual base salary PLUS the average of any success fees paid or payable to the Employee over the previous twelve months, or, if twelve months have not then been completed, then the average monthly success fee over the course of the Employee's employment.

                  C. "GOOD REASON" means the occurrence of any of the following:

                           i. detrimental alteration in the Employee's title or position, or any detrimental change in the nature, status or scope of the Employee's assignments or responsibilities to or the Employer (including reporting relationship);

                           ii. any reduction in the Employee's then annual salary, target bonus incentive opportunity under any bonus or incentive plan, success fee or any termination or reduction in the Benefits (considered in the aggregate) available to the Employee;

                           iii. the failure to continue the Employee's participation in any share option, share purchase, profit-sharing bonus or other incentive compensation plan unless a plan providing a substantially similar opportunity is substituted;

                           iv.      any event which constitutes a Change of
                                    Control;

                           v. the failure of the Employer to pay amounts owed to the Employer when due;

                  which, in any of the foregoing events, has not been remedied or cured within a period of thirty (30) days after notice to the Corporation from the Executive.

         D.       "JUST CAUSE" means:

                  i. a wilful act by the Employee of dishonesty, theft, breach of trust, or misappropriation of the property of the Employer; or

                  ii. a material breach or default by the Employee of her employment duties or of this Agreement and, where such breach or default can be remedied, the failure of the Employee to remedy such breach or default within a reasonable period of time after delivery of written notice from the Employer to her.

11.        INDEMNITY
Subject to any limitations set out in applicable legislation, the Employer agrees to indemnify and save the Employee harmless from and against all claims, demands, costs, charges and expenses, including any amount paid to settle an action or to satisfy judgment, reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which the Employee are made a party as a result of work carried out in accordance with her job title. The Employer agrees to maintain adequate and sufficient director and officer liability insurance.

12.        GENERAL
"CHANGE OF CONTROL" means the occurrence of any of the following events: (i) the acquisition in a single transaction or a series of related transactions by any person or persons acting jointly or in concert (including any current shareholder or shareholder group of the Employer) of fifty per cent (50%) or more of the outstanding and voting shares of the Employer, whether by way of take-over bid, merger, amalgamation or otherwise; (ii) the sale by the Employer of all or substantially all of the Employer's undertaking and assets; (iii) the voluntary liquidation, dissolution or winding-up of the Employer in connection with which a distribution is made to the holders of the Employer's common shares; (iv) if a majority of the Employer's then Board of Directors are removed or cease to be members of the Board of Directors other than by way of voluntary resignation within a period of less than two (2) months; or (v) a resolution of the Board of Directors of the Employer that a Change of Control has occurred or is imminent. This Agreement shall be governed by the laws of the Province of Ontario.

"ANY NOTICE" to be given by either party shall be validly given if sent by registered mail:
             To the Employer at:  55 University Avenue, Suite 505, Toronto,
                                                                         M5J 2H7
             To the Employee at:  2524 Dinning Court, Mississauga, L5M 5E7

The Employee agrees that in the event of a breach of this agreement by her, damages will be an inadequate remedy and that the Employer shall be entitled to make an application to a court of competent jurisdiction for temporary and/or permanent injunctive relief against the Employee.

If any provision contained in this agreement is determined to be void, invalid or unenforceable in whole or in part for any reason whatsoever it shall not be deemed to affect or impair the validity or enforceability of any other provisions of his agreement and such unenforceable provisions shall be treated as severable from the remainder of the agreement.



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The Employee represents and warrants that all the information provided to the
Employer in any application form or during any interview was accurate and contained no untruths or misrepresentations.

This Agreement constitutes the entire Agreement between the parties with respect to the employment of the Employee and all previous agreements, whether written or oral, expressed or implied, between the parties relating to the employment of the Employee by the Employer are hereby terminated and cancelled.

Any modification or amendment to the terms of this Agreement must be in writing and signed by the parties, failing which they shall be of no force or effect.



/S/ Declan French                            January 29, 2001
----------------------                       --------------------------
Declan French                                Date
Chairman & CEO
Thinkpath Inc.


I have read and fully understood the provisions of this Agreement as set out in the above pages. I acknowledge having had an opportunity to seek such advice with respect to its contents as I consider appropriate. By my signature below, I hereby accept the terms of employment outlined above and acknowledge receiving a duplicate copy of this Agreement on the date indicated below.





/S/ Laurie Bradley                           January 29, 2001
----------------------                       --------------------------
Laurie Bradley                               Date






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